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                                                                  EXHIBIT 15


August 12, 1996



The Stockholders and Board of Directors
First Data Corporation


We are aware of the incorporation by reference in the Registration Statements (Forms S-8 No. 33-47234, No. 33-48578, No. 33-82826, No. 33-87338, No. 33-90992,
No. 33-62921, No. 33-98724, No. 33-99882, No. 333-9017 and No. 333-9031 and
Forms S-3 No. 33-66656 and 333-4012) of First Data Corporation of our reports dated May 10, 1996 and August 9, 1996 relating to the unaudited consolidated interim financial statements of First Data Corporation which are included in its Forms 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                    Ernst & Young LLP